     As Filed With the Securities and Exchange Commission on March 20, 1998
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          PREMIER LASER SYSTEMS, INC.
                          ---------------------------
               (Exact Name of Issuer as Specified in its Charter)

CALIFORNIA                                                     33-0476284
----------                                                     ----------

 State or Other Jurisdiction of                    (I.R.S. Employer Identification No.)
Incorporation or Organization)

                                    3 MORGAN
                            IRVINE, CALIFORNIA 92618
                            ------------------------
                    (Address of Principal Executive Offices)

                           1996 STOCK OPTION PLAN OF
                          PREMIER LASER SYSTEMS, INC.
                          ---------------------------
                            (Full Title of the Plan)

                             COLETTE COZEAN, PH.D.
                                    3 MORGAN
                            IRVINE, CALIFORNIA 92618
                            ------------------------
                    (Name and Address of Agent for Service)

                                 (714) 859-0656
                                 --------------
                               (Telephone Number)

                                    COPY TO:
                                    -------
                          Natalie Sibbald Dundas, Esq.
                                 Rutan & Tucker
                        611 Anton Boulevard, Suite 1400
                         Costa Mesa, California  92626

                                       CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                                              Proposed           Proposed         Amount of
         Title of Securities             Amount to be     Maximum Offering   Maximum Aggregate   Registration
        to be Registered/(1)/           Registered/(1)/   Price Per Share     Offering Price         Fee
-------------------------------------------------------------------------------------------------------------
Class A Common Stock, no par value...    497,000 shares      $ 6.1250/(2)/          $3,044,125        $898.02
-------------------------------------------------------------------------------------------------------------
Class A Common Stock, no par value...      3,000 shares      $10.75  /(3)/          $   32,250        $  9.51
-------------------------------------------------------------------------------------------------------------
     Total...........................    500,000 shares                             $3,076,375        $907.53
=============================================================================================================

(1) Pursuant to Rule 416, also covers such additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2) Relates to options previously issued; computed pursuant to Rule 457(h).

(3) Relates to shares underlying options not yet issued; computed pursuant to Rules 457(c) and 457(h) on the basis of the last sale price on the NASDAQ National Market on March 18, 1998.
================================================================================

                                  INTRODUCTION

   This Registration Statement on Form S-8 is filed by Premier Laser Systems, Inc., a California corporation (the "Company" or "Registrant"), relating to 500,000 shares of its common stock, no par value (the "Common Stock") issuable to eligible officers, directors, employees and consultants of the Company ("Participants") under the 1996 Stock Option Plan of Premier Laser Systems, Inc.


                                     PART I
                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.  Plan Information.
         ----------------

         Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.


ITEM 2.  Registrant Information and Employee Plan Annual Information.
         -----------------------------------------------------------

         Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.


                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  Incorporation of Documents by Reference.
         ---------------------------------------

         The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by this reference and made a part hereof:

         1. The Company's Current Report on Form 8-K, as filed with the Commission on March 9, 1998.

         2. The Company's Current Report on Form 8-K, as filed with the Commission on December 30, 1997.

         3. The Company's Current Report on Form 8-K, as filed with the Commission on December 8, 1997.

         4. The Company's Current Report on Form 8-K, as filed with the Commission on October 15, 1997, and amended by Form 8-K/A filed with the Commission on November 14, 1997.

       5. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, filed with the Commission on May 28, 1997 pursuant to Section 13(a) of the Exchange Act and amended by Form 10-K/A filed with the Commission on June 18, 1997.

       6. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, filed with the Commission on February 17, 1998, pursuant to
Section 13 or 15(d) of the Exchange Act.

       7. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the Commission on November 14, 1997, pursuant to
Section 13 or 15(d) of the Exchange Act, and amended by Form 10-Q/A filed with the Commission on November 26, 1997.

       8. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed with the Commission on August 14, 1997, pursuant to Section 13 or 15(d) of the Exchange Act.

       9. The Company's Proxy Statement for the Annual Meeting of Shareholders held August 28, 1997.

       10. The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A previously filed under the Exchange Act on December 7, 1994, as amended January 30, 1995, together with any amendment or report filed pursuant to such act amending or updating such description.

       All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

       For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as to modified or superseded, to constitute a part of this Registration Statement.

       The Company shall provide without charge to each Participant for whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the Registration Statement. Such requests should be directed to: Chief Financial Officer, Premier Laser Systems, Inc., 3 Morgan, Irvine, California 92618, (714) 859-0656.

ITEM 4.  Description of Securities.
         -------------------------

         Not Applicable


ITEM 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         Not Applicable


ITEM 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         The California General Corporations Law provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, except for the liability of a director resulting from (i) any transaction from which the director derives an improper personal benefit, (ii) acts or omissions involving intentional misconduct or a knowing and culpable violation of law,
(iii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involves the absence of good faith on the part of the director (iv) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (v) acts or omissions showing a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (vi) any improper transaction between a director and the Registrant in which the director has a material financial interest, or (vii) the making of an illegal distribution to shareholders or an illegal loan or guaranty. The Registrant's Articles of Incorporation provide that the Registrant's directors are not liable to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

         The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders. Presently, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

         The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. Since the California statute is nonexclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. Accordingly, the Registrant has also entered into an indemnification agreement (the "Indemnification Agreement") with certain of its directors and officers that requires the Registrant to indemnify such directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

        It is intended that the Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by the California statute. It has not yet been determined, however, the degree to which the indemnification expressly permitted by the California statute may be expanded.

        Set forth below is a description of the principal provisions of the Indemnification Agreement:

        First, the Indemnification Agreement imposes upon the Company the burden of proving that the indemnified party has not met the applicable standard of conduct required for indemnification. The California statute requires a finding by the Board of Directors, independent legal counsel, or the shareholders that the applicable standard of conduct has been met.

        Second, the Indemnification Agreement provides that litigation expenses shall be advanced to an indemnified party at his request, against an undertaking to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses. The California statute provides that such expenses may be advanced against such an undertaking, upon authorization by the Board of Directors.

        Third, in the event the Company does not pay a requested indemnification amount, the Indemnification Agreement allows such indemnified party to contest this determination by petitioning a court to make an independent determination of whether such indemnified party is entitled to indemnification under the Indemnification Agreement. The California statute does not set forth the procedure for contesting a corporation's determination of a party's right to indemnification.

        Finally, the Indemnification Agreement explicitly provides that actions by an Indemnified Party at the request of the Company as a director, officer or agent of an employee benefit plan, corporation, partnership, joint venture or other enterprise owned or controlled by the Company shall be covered by the indemnification. The California statute does not specifically address this issue. It does, however, provide that to the extent that an indemnified party has been successful on the merits, he shall be entitled to such indemnification.

        The Company is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under the Indemnification Agreement by any director or officer.


ITEM 7. Exemption from Registration Claimed.
        -----------------------------------

        Not Applicable

ITEM 8.  Exhibits.
         --------

         4.1 1996 Stock Option Plan of Premier Laser Systems, Inc.*

         5.  Opinion of Rutan & Tucker, LLP regarding legality.*

         23.1  Consent of Rutan & Tucker, LLP (included in Exhibit 5).

         23.2  Consent of Price Waterhouse LLP*.

         23.3  Consent of Ernst & Young LLP*.

         23.4  Consent of Ernst & Young LLP*.

         23.5  Consent of Coopers & Lybrand L.L.P.*

____________________
* Filed herewith


ITEM 9. Undertakings.
        ------------

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (unless the information required by paragraphs (i) and (ii) below is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement):

            (i) To include any prospectus required by Section 10(a)(3) of the Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on February 12, 1998.

                              PREMIER LASER SYSTEMS, INC.,
                              a California corporation


                              By: /s/ COLETTE COZEAN
                                 ---------------------------------------------
                                 Colette Cozean, President, Chief Executive
                                 Officer and Chairman of the Board of Directors (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, including a majority of the Board of Directors, in the capacities and on the date indicated.


        Signature                         Title                       Date
        ---------                         -----                       ----
/s/ COLETTE COZEAN
-------------------------   President, Chief Executive          February 12, 1998
COLETTE COZEAN              Officer and Chairman of the
                            Board of Directors

/s/ MICHAEL L. HIEBERT
-------------------------   Chief Financial Officer and         February 9, 1998
MICHAEL L. HIEBERT          Vice President Finance
                            (Principal Financial Officer and
                            Principal Accounting Officer)

/s/ PATRICK J. DAY
-------------------------   Director                            February 9, 1998
PATRICK J. DAY


/s/ G. LYNN POWELL
-------------------------   Director                            February 12, 1998
G. LYNN POWELL, D.D.S.


/s/ E. DONALD SHAPIRO
-------------------------   Director                            February 13, 1998
E. DONALD SHAPIRO


/s/ GRACE CHING-HSIN LIN
-------------------------   Director                            February 9, 1998
GRACE CHING-HSIN LIN

                                 EXHIBITS INDEX

                                                                 Page
                                                                 ----
 4.1  1996 STOCK OPTION PLAN OF PREMIER LASER SYSTEMS, INC.*.....  --

 5.   OPINION OF RUTAN & TUCKER, LLP*............................  __

23.1  CONSENT OF RUTAN & TUCKER, LLP (included in Exhibit 5).....  --

23.2  CONSENT OF PRICE WATERHOUSE LLP*...........................  --

23.3  CONSENT OF ERNST & YOUNG LLP*..............................  --

23.4  CONSENT OF ERNST & YOUNG LLP*..............................  --

23.5  CONSENT OF COOPERS & LYBRAND L.L.P.*.......................  --

__________________

*  Filed herewith.